Exhibit 10.2

SEVENTH AMENDMENT
to
LEASE BETWEEN

EMERY STATION OFFICE II, LLC (LANDLORD)
And
NOVACAL PHARMACEUTICALS, INC. (TENANT)

EMERYSTATION NORTH PROJECT
Emeryville, California

That certain Lease dated June 3, 2004, by and between Emery Station Office II, LLC, a California Limited Liability Company, as Landlord (“Landlord”), and NovaBay Pharmaceuticals, Inc. (formerly Novacal Pharmaceuticals, Inc.), a California Corporation, as Tenant (“Tenant”), a such lease was amended by First Amendment dated June 22, 2004, by Second Amendment dated July 22, 2004, by Third Amendment dated March 25, 2005, by Fourth Amendment dated September 30, 2006, by Fifth Amendment dated November 20, 2007, and by Sixth Amendment dated September 1, 2008 (the Lease and First through Sixth Amendments thereto collectively constituting and being referred to as, the “Existing Lease”), is hereby further amended by this Seventh Amendment to Lease (the “Seventh Amendment”), as outlined below.  The effective date of this Seventh Amendment shall be March 1, 2012 (the “Seventh Amendment Effective Date”).  From and after the Seventh Amendment Effective Date the Existing Lease and this Seventh Amendment thereto shall constitute and be referred to as the “Lease” for all purposes thereunder

RECITALS:

Under the Existing Lease, Tenant currently leases from Landlord a Premises totaling 18,423 rentable square feet, consisting of 18,098 rentable square feet of contiguous space in various suites on the 5th floor of the EmeryStation North building at 5980 Horton Street in Emeryville, CA and of the 325 rentable square foot Suite 395 on the 3rd floor of EmeryStation North.  The Existing Lease has a current expiration date of October 31, 2015.

Tenant has requested, and Landlord has agreed, to:

a) alter Tenant’s Premises by adding 2,195 rentable square feet to the northeast corner of Tenant’s Premises (the “Added Space”, as such is more specifically defined on Exhibit A attached hereto),

b) delete from Tenant’s Premises that 6,074 rentable square foot portion of Suite 525 (the “Deleted Space”, as such is  more specifically defined on Exhibit A attached hereto), and

c) extend the Expiration Date of Tenant’s Lease by five (5) years to become October 31, 2020,

all pursuant to the specific terms of this Seventh Amendment outlined below.

SEVENTH AMENDMENT TERMS:

I.	LEASE EXTENSION: Effective upon the Seventh Amendment Effective Date, the Lease Expiration Date is extended five years so as to become October 31, 2020.

Tenant’s Base Rent shall continue to increase three percent (3%) annually during the extended term as called for in the Lease.

II.
ADDED SPACE:  Effective upon Landlord’s delivery to Tenant of the Added Space (said date to be referred to as the Added Space Commencement Date”), Tenant’s Premises shall be increased by 2,195 rentable square feet and Tenant’s Monthly Base Rent, Tenant’s Pro-Rata Share and Tenant’s Operating Expenses and Taxes (i.e. Rent Adjustments and Rent Adjustment Deposits) shall all increase proportionately to reflect the addition of the Added Space to Tenant’s Premises.  Tenant understands and acknowledges that the Added Space is presently leased by Landlord to a third-party tenant, whose lease has an official expiration date of May 31, 2012, and that Landlord’s ability to deliver the Added Space to Tenant is dependent on Landlord successfully retrieving possession of said space from that third-party tenant.  Landlord shall have no responsibility to Tenant for any acceleration nor delay of delivery to Tenant of the Added Space caused by actions or omissions of the underlying third-party tenant.

Landlord shall deliver the Added Space to Tenant demised, but otherwise in its then as-is condition, with no obligation by Landlord to alter it for Tenant in any way.  Tenant shall be solely responsible for any alterations and/or improvements Tenant wishes to make to the Added Space pursuant to the pertinent terms of the Lease governing alterations and/or improvements.

III.
DELETED SPACE:  Tenant shall deliver possession of the Deleted Space to Landlord following the Seventh Amendment Effective Date.  The following conditions must be met by Tenant, at its sole cost and expense, before Landlord will accept delivery of the Deleted Space (the “Delivery Conditions”):

a)
The Deleted Space has been adequately segregated from the balance of Tenant’s Premises by closure of any openings between them, including adequate separation of the two equipment rooms specifically identified in Exhibit A hereof, as well as segregation/alteration of any electrical connections, switching, etc., necessary for the spaces to function independently, if and as applicable.

b)
Tenant has removed all items of FF&E and other personal property from the Deleted Space and the Deleted Space has been touch-up painted and cleaned to restore it to the condition required by the Lease upon being turned over to Landlord, as if at the end of the Lease.

c)
The Deleted Space has been decontaminated and de-commissioned by a reputable third-party experienced in such activities, and written documentation, acceptable to Landlord in its reasonable discretion, evidencing such decontamination and de-commissioning, delivered to Landlord.

Once all the Delivery Conditions have been met in Landlord’s reasonable discretion, and possession of the Deleted Space has been delivered to Landlord by Tenant in the condition outlined above, Tenant’s Premises shall be decreased by 6,074 rentable square feet and Tenant’s Monthly Base Rent, Tenant’s Pro-Rata Share, Tenant’s Operating Expenses and Taxes (i.e. Rent Adjustments and Rent Adjustment Deposits), and Tenant’s Parking shall all be decreased proportionately to reflect the deletion of the Deleted Space from Tenant’s Premises.

Tenant agrees to allow Landlord and its agents and leasing brokers reasonable access to the Deleted Space prior to its delivery by Tenant to Landlord for purposes of Landlord marketing the deleted Space to others for lease.

IV.	PREMISES AND RENT AFTER ADDITION OF ADDED SPACE AND DELETION OF DELETED SPACE:

Premises Square Footage:  After addition of the Added Space and deletion of the Deleted Space, Tenant’s Premises shall be 18,423 rentable square feet plus 2,195 rentable square feet minus 6,074 rentable square feet, thus equaling a revised total of 14,544 rentable square feet.

Monthly Base Rent:  As of March 1, 2012 (i.e. prior to addition of the Added Space and prior to deletion of the Deleted Space), Tenant’s Monthly Base Rent for the 18,423 rentable square foot Premises totals $52,997.26, which Monthly Base Rent is subject to annual three percent (3%) increase effective November 1, 2012 and annually thereafter for the remainder of the Lease Term.  Assuming the Added Space is added to the Premises and the Deleted Space is deleted from the Premises all prior to the November 1, 2012 annual Monthly Base Rent increase date referenced above, Tenant’s Monthly Base Rent shall become $41,838.58, which revised total remains subject to the same three percent (3%) annual increase effective November 1, 2012 and annually thereafter for the reminder of the Lease Term.

Monthly Rent Adjustment Deposits:  As of March 1, 2012 (i.e. prior to addition of the Added Space and prior to deletion of the Deleted Space), Tenant’s Monthly Rent Adjustment Deposits (i.e. its pro-rata share of estimated operating expenses and taxes) for its 18,423 rentable square foot of Premises total $29,092.00.  Assuming the Added Space is added to the Premises and the Deleted Space is deleted from the Premises all prior to the November 1, 2012 annual Monthly Base Rent increase date referenced above, Tenant’s Monthly Rent Adjustment Deposits shall become $22,967.00.  Of course, as called for in the Lease, these are deposits against Tenant’s ultimate reconciled share of actual operating expenses and taxes, referred to in the Lease as Rent Adjustments.

Tenant will continue to pay its directly measured and billed monthly charges for in-suite electrical usage, as well as for parking and any and all other charges and rent called for by the Lease.

V.
SECURITY DEPOSIT:  Effective upon the delivery of possession of the Deleted Space by Tenant to Landlord subject to the delivery Conditions, Tenant’s existing Security Deposit totaling $69,493.27 will be reduced by $14,631.95 to become a reduced total of $54,861.32. Landlord shall effectuate said reduction by crediting the $14,631.95 amount to the next amount of Monthly Base Rent due from Tenant to Landlord under the Lease following delivery of possession of the deleted Space by Tenant to Landlord as described above.

VI.	MISCELLANEOUS:

•	Landlord and Tenant agree that Section 2.6 of the Lease, regarding Tenant’s Right of First Offer, is hereafter null and void.

•
Landlord and Tenant agree that Landlord’s Relocation Right, as outlined in Article 21 of the Lease, shall apply to the properties listed therein as well as to any other properties located in Emeryville owned by Landlord and/or an Affiliate of Landlord.

•	Tenant represents and warrants that it has represented itself in the above transaction and that no brokerage commission will be due and payable by Landlord as a result hereof.

Except for those terms outlined above, all other terms and conditions of the Lease shall apply.  Except as modified hereby, the Lease is ratified and confirmed in its entirety.

In witness hereof, the parties have executed this Seventh Amendment as of the date noted below.

TENANT: NovaBay Pharmaceuticals, Inc. A California Corporation	LANDLORD: Emery Station Office II, LLC A California Limited Liability Company

By:	By:

Print Name:	Print Name:

Its:	Its:

Dated:	Dated:

EXHIBIT A